EXHIBIT 99.2
Franklin Bank Corp. To Appeal Non-Compliance Notification from NASDAQ
HOUSTON, April 7, 2008 /PrimeNewswire-FirstCall/ — Franklin Bank Corp. (Nasdaq: FBTX; Amex: FBK-P.LF) (“Franklin”) announced today that it will request a hearing before a NASDAQ Listing Qualifications Panel in response to a notice it received from the Listing Qualifications Staff of The NASDAQ Stock Market (“NASDAQ”) informing Franklin that it is not in compliance with NASDAQ Market Place Rule 4310(c)(14) because it has not timely filed its Annual Report on Form 10-K for the year ended December 31, 2007 (“Form 10-K”) with the Securities and Exchange Commission. Issuance of such a notice is standard NASDAQ procedure when a listed company fails to timely file its Form 10-K.
Franklin’s request will result in a stay of the delisting of Franklin’s common stock pending the panel’s review and determination. Pending a decision regarding the appeal, Franklin’s common stock will continue to be traded on the NASDAQ Global Select Market.
Corporate Overview
Franklin Bank Corp., headquartered in Houston, Texas, was formed in April 2002. Franklin’s common stock initiated trading on the NASDAQ in December 2003 under the ticker symbol “FBTX”. In May 2006, Franklin raised additional capital through an offering of The Company’s Series A Non-Cumulative Perpetual Preferred Stock that is now trading on The American Stock Exchange (“AMEX”) under the ticker symbol “FBK-P.LF”.
Through its subsidiary, Franklin Bank S.S.B., Franklin offers a wide variety of commercial products that allows it to serve customers in communities, as well as on a national basis. Franklin Bank focuses on providing high-quality personalized service through its “trusted financial advisors” and strives to meet all of the financial needs of its customers. In addition to various deposit and loan products, Franklin Bank offers retail brokerage services. For more information, you can visit its website at http://www.bankfranklin.com. Franklin Bank is FDIC insured and an equal housing lender.
Forward Looking Statements
This announcement includes forward-looking statements. These forward-looking statements include comments with respect to the goals, objectives, expectations, strategies, and the results of Franklin’s operations and business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. Franklin does not undertake, and hereby disclaims, any duty to update these forward-looking statements even though the situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements as a number of factors could cause future results to differ materially from these statements.

Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which Franklin operates, and changes in economic, political, regulatory and technological conditions, including continuation for a prolonged period of current conditions in the housing, mortgage and credit markets. Other specific risks related to Franklin include the following: the decision of the AMEX regarding the compliance plan Franklin has filed with the AMEX, as discussed in Franklin’s press release dated April 4, 2008; the results of the pending investigation of the Audit Committee as discussed in Franklin’s press release on March 14, 2008; the outcome of the appeal to be filed by Franklin with the NASDAQ, as discussed in this press release; potential inability to successfully implement its growth business strategy; the integration of businesses that may be acquired; Franklin’s limited operating history; the potential unavailability of external financing; reliance on brokered deposits; the geographic concentration of its business, commercial real estate and consumer loan portfolios, including a significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of the single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom Franklin does business; credit risk associated with smaller borrowers in its mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which the company is subject; the possibility that allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of the information systems; the potential inability to obtain the third-party information services on which it relies; and environmental risks associated with foreclosure on real estate properties. Franklin cautions that the foregoing list is not exhaustive. Investors should carefully consider the aforementioned factors as well as other uncertainties and events.
Contact: Russell McCann at (713) 339-8999